CHASE



                      SERVICER COMPLIANCE STATEMENT


RE: BNC Mortgage Loan Trust 2007-3 Mortgage Pass-Through Certificates, Series 2007-3: This Securitization Servicing Agreement (this "Agreement"), entered into as of the 1st day of June 2007, by and among Lehman Brothers Holdings Inc., a Delaware corporation (the "Seller"), JPMorgan Chase Bank, National Association, a national banking association (the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master Servicer") and acknowledged by CitiBank, N.A., as trustee (the "Trustee") under the Trust Agreement

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the BNC Mortgage Loan Trust 2007-3 Mortgage Pass-Through Certificates, Series 2007-3 (The "Agreement"), does hereby certify that:

          (1) A review of the activities of the Servicer during the calendar year ending December 31, 2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2008

                                      JPMorgan Chase Bank,
                                      National Association
                                      as Servicer

                                      By:/s/David Lowman
                                         ----------------------------
                                      Name: David Lowman
                                      Title: Executive Vice President